Exhibit 10.47
The IASIS Healthcare LLC Non-qualified Executive Savings Plan
IASIS introduced its nonqualified executive savings plan July 1, 2006. The plan is a voluntary, tax-deferred savings vehicle that is available to those employees, including physicians, who have reached a specific level of earnings and who will play a significant role in the long-term strategy of the Company.
An eligible employee must contribute the maximum allowed by law to the IASIS 401(k) Retirement Savings Plan in order to participate in the non-qualified executive savings plan. There are two types of deferrals available under the non-qualified executive savings plan: excess deferrals and additional deferrals.
Excess deferrals are contributions that are deposited into the non-qualified executive savings plan because either (a) the participant’s earnings have exceeded $225,000 and/or (b) the participant’s deferrals into the 401(k) retirement plan have reached the dollar limit ($15,000 in 2006). Excess deferrals are automatically deposited into the non-qualified executive savings plan if these limits are reached. Physician excess deferrals are not matched. Executive excess deferrals are matched at the same rate as contributions to the 401(k) retirement plan. There is a five-year service requirement for participants to vest in the excess matching contributions.
Additional deferrals are contributions to the non-qualified executive savings plan that are independent of a participant’s 401(k) plan contribution election.
The non-qualified executive savings plan offers a range of investment options that act as “benchmark funds.” Benchmark funds are defined as the investment fund or funds used to represent the performance and current deemed balance of a participant’s nonqualified account, which is considered a notional deferred compensation account. Contributions become part of the general assets of IASIS.